Exhibit 99.1

DiVall Insured Income Properties 2, L.P.

Quarterly News

February 15,2022

DISTRIBUTION OUTLOOK

February 15, 2022	$1,200,000
May 15, 2022	$ 200,000
August 15, 2022	$ 200,000
November 15, 2022	$ 200,000

As expected (and noted in the November 15, 2021 newsletter) we are distributing with this Newsletter the net sales proceeds from Brakes4Less and the percentage rents earned from the remaining 9 properties from the year ended December 31, 2021.

PROPERTIES LISTED FOR SALE

Two (2) of our eight (8) Wendy’s, which the tenant chose not to extend (the other 6 extended through 2040) have been listed for sale. Hopefully, we will be able to report either a contract for sale or a completed closing for either or both properties in our next newsletter.

NET UNIT VALUE

Our Net Unit Value (“NUV”) increased from $495/unit as of 12/31/20 to $520/unit as of 12/31/21 even after distributing the $800,000 of net sales proceeds from the Brakes4less property sold on October 29, 2021.

This increase is primarily attributable to stronger sales on the extended Wendy’s leases, which confirmed for the appraisers the reasonableness of the significant fixed rent increases effective January 1, 2021 on the six extended leases.

DIRECT DEPOSIT NOW AVAILABLE FOR FUTURE DISTRIBUTIONS

Direct deposit to your bank account is now available through ACH (Automated Clearing House). Please complete the Change of Distribution Option form printed on the back of this newsletter and return it to Phoenix American via email at TPGSupport@phxa.com or you can mail or fax it to them using the contact information listed on the bottom right of this page.

INSIDE THIS ISSUE

1 Questions & Answers / Contact Information

2 Change of Distribution Option Form

DISTRIBUTION HIGHLIGHTS

$1,200,000 ($25.92 per unit) will be distributed for the fourth quarter of 2021 on or about February 15, 2022.

Since the Partnership’s initial “investable” capital raise of $39 million (net of $7 million of syndication fees) in the late 1980’s; the Partnership has distributed approximately $81 million to investors, from both operations and strategic sales.

SEND US YOUR EMAIL ADDRESS FOR K-1’S

This year we are emailing K-1’s. Please email us at TPGSupport@phxa.com to let us know where to email your 2021 K-1.

Benefits of emailed K-1 include:

-	Quicker, secure delivery
-	Easy to forward directly to tax preparer
-	No need to rely on USPS delivery

Please send us your email address today!

QUESTIONS & ANSWERS

●	When can I expect to receive my next distribution mailing?

Your distribution correspondence for the First Quarter of 2022 is scheduled to be mailed on or about May 15, 2022.

Access to Additional Financial Information

For further quarterly 2021 unaudited financial information, see the Partnership’s interim financial reports filed as part of the Partnership’s Form 10-Q. A copy of this filing and other public reports can be viewed and printed free of charge at the Partnership’s website at www.divallproperties.com or at the SEC’s website at www.sec.gov. The Partnership’s 2020 Annual Report on Form 10-K was filed with the SEC on March 26, 2021, which also can be accessed via the websites listed.

DIVALL INVESTOR RELATIONS CONTACT INFORMATION:

MAIL:	DiVall Investor Relations
c/o Phoenix American Financial Services, Inc
2401 Kerner Blvd.
San Rafael, CA 94901
EMAIL:	TPGSUPPORT@PHXA.COM
PHONE:	1-844-932-1769
FAX:	1-415-485-4553

DiVall Insured Income Properties 2, L.P.
Page 1 of 1